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EXHIBIT 23.1

Consent of KPMG LLP

The Board of Directors
General Magic, Inc.

    We consent to incorporation by reference in amendment No. 2 to the registration statement on Form S-3 of General Magic, Inc. of our report dated February 2, 2001, except as to Note 1, which is as of April 2, 2001, relating to the consolidated balance sheets of General Magic, Inc and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of General Magic, Inc. and to the reference to our firm under the heading 'Experts'.

/s/ KPMG LLP
Mountain View, California October 30, 2001

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EXHIBIT 23.1
Consent of KPMG LLP